Exhibit 5.6

[STEWART MCKELVEY STIRLING SCALES LETTERHEAD]

Suite 900	Correspondence:	Telephone: 902.420.3200	Charles S. Reagh
Purdy’s Wharf Tower One	P.O. Box 997	Fax: 902.420.1417	Direct Dial: 902.420.3335
1959 Upper Water Street	Halifax, NS	halifax@smss.com	Direct Fax: 902.496.6173
Halifax, NS	Canada B3J 2X2	www.smss.com	csr@smss.com
Canada B3J 3N2

Reference No: NS27535-1

September 23, 2003

DOMINO’S PIZZA NS CO.

30 Frank Lloyd Wright Drive

Ann Arbor, MI 48106

GOWLING LAFLEUR HENDERSON LLP

50 Queen Street North, Suite 1020

Kitchener, ON N2H 6M2

Ladies and Gentlemen:

We are acting as Nova Scotia counsel for Domino’s Pizza NS Co., (the “Guarantor”), a company with unlimited liability incorporated and organized under the laws of the Province of Nova Scotia, in connection with (i) the proposed issuance by Domino’s, Inc., a Delaware corporation (“Domino’s US”) of up to $403,000,000 aggregate principal amount of its new 8 1/4% Senior Subordinated Notes due 2011 (the “Exchange Notes”) registered with the Securities and Exchange Commission of the United States of America under the Securities Act of 1933 of the United States of America, as amended (the “Securities Act”), in exchange for a like principal amount of the outstanding 8 1/4% Senior Subordinated Notes due 2011 of Domino’s US (the “Original Notes”), which have not been so registered (the “Exchange Offer”), and (ii) the guarantees of the Exchange Notes given by Domino’s Pizza LLC, Domino’s Pizza International, Inc., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza PMC, Inc., Domino’s Franchise Holding Co., Domino’s Pizza—Government Services Division, Inc. and the Guarantor (collectively, with the Guarantor, the “Subsidiary Guarantors”) pursuant to a Notation of Subsidiary Guarantee (the “Guarantee”) and an Indenture, dated as of June 25, 2003 (the “Indenture”) by and among Domino’s U.S., the Subsidiary Guarantors and BNY Midwest Trust Company, as indenture trustee.

In connection with the opinions set out below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	the Registration Statement on Form S-4 (the “Registration Statement”) filed by Domino’s US and the Subsidiary Guarantors with the Securities and Exchange Commission relating to the Exchange Offer and the Guarantees;

1.	the Indenture;

1.	the Guarantee;

1.	a certificate of status (the “Certificate of Status”) pertaining to the Guarantor issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia, dated September 18, 2003;

1.	the corporate records of the Guarantor contained in the minute book of the Guarantor; and

1.	a certificate of an officer of the Guarantor dated the date hereof, a copy of which is delivered to you herewith (the “Officer’s Certificate”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

In stating our opinions, we have assumed:

a.	the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as notarial, certified, telecopies, conformed or reproduction copies thereof and the authenticity of the originals of such documents;

a.	the completeness and accuracy of all statements of fact set forth in official public records and certificates and other documents supplied by public officials;

a.	the completeness and accuracy of all statements of fact set forth in the Officer’s Certificate; and

a.	that the Indenture and the Guarantee have been physically delivered by the Guarantor to the other parties thereto or their lawful representatives and that no such delivery was subject to any condition or escrow which has not been satisfied.

The opinions hereinafter expressed are limited to the laws of the Province of Nova Scotia as of the date of this opinion letter and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing, we are of the opinion that:

(1)	The Guarantor is duly incorporated and validly existing under the laws of the Province of Nova Scotia.

(2)	The Guarantor has the corporate capacity to execute and deliver the Indenture and the Guarantee and to perform its obligations thereunder.

(3)	The Guarantor has taken all necessary corporate action to authorize the execution and delivery of the Indenture and the Guarantee and, to the extent that such matters are governed by the laws of the Province of Nova Scotia, the Indenture and the Guarantee have been duly executed and delivered by the Guarantor.

September 23, 2003

(4)	None of the authorization, execution, issue or delivery of the Indenture or the Guarantee or the performance by the Guarantor of its obligations thereunder results in a breach of any of the terms, conditions or provisions of the memorandum of association or articles of association of the Guarantor or of any statute or regulation of the Province of Nova Scotia, or federal statute or regulation in force therein, applicable to the Guarantor.

(5)	No approval, authorization, consent, permit or other action by, or filing with, any governmental body or authority, or any regulatory agency, body or tribunal having jurisdiction in the Province of Nova Scotia is required with respect to the execution, delivery and performance by the Guarantor of the Guarantee or the Indenture or in order to give effect to, continue, perfect, preserve or protect the validity or enforceability of any of the Guarantee or the Indenture against the Guarantor.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein. We also hereby consent to Gowling Lafleur Henderson LLP relying upon this opinion in providing any opinion to be delivered by them in respect of the foregoing matters.

Yours truly,

/S/    STEWART MCKELVEY STIRLING SCALES